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                                                                      EXHIBIT 21

                              List of Subsidiaries


Deliverex Acquisition Corp.
DPAS Acquisition Corp.
Imagent Acquisition Corp.
Leonard Archives Acquisition Corp.
Permanent Records Acquisition Corp.
Recordex Acquisition Corp.
California Medical Record Service Acquisition Corp.
Texas Medical Record Service Acquisition Corp.
Minnesota Medical Record Service Acquisition Corp.
ZIA Information Analysis Group, Inc.
Researchers Acquisition Corp.
Deliverex Sacramento Acquisition Corp.
B&B (Baltimore-Washington) Acquisition Corp.
Premier Acquisition Corp.
Robert A. Cook Acquisition Corp.
RAC (California) Acquisition Corp.
CH Acquisition Corp.
DISC Acquisition Corp.
The Rust Consulting Group, Inc.
Acadian Acquisition Corp.
Computer Central Corporation
MAVRICC Management Systems, Inc.
MMS Escrow Transfer Agency, Inc.
Input of Texas, Inc.